SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A
                                Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            MERRILL LYNCH & CO., INC.
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                 13-2740599
(State of Incorporation or Organization)    (I.R.S. Employee Identification No.)

         WORLD FINANCIAL CENTER                          10281-1332
               NORTH TOWER                               (Zip Code)
            250 VESEY STREET
           NEW YORK, NEW YORK
(Address of Principal Executive Offices)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

         Securities Act registration statement file number to which this form relates: ______________ (if applicable).

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


TITLE OF EACH CLASS TO BE SO           NAME OF EXCHANGE ON WHICH
REGISTERED                             EACH CLASS IS TO BE REGISTERED

Rights to Purchase Series A Junior     New York Stock Exchange; Chicago Stock
Preferred Stock                        Exchange; The Pacific Stock Exchange; The
                                       Paris Stock Exchange; London Stock
                                       Exchange and The Tokyo Stock Exchange


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:  None


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                                        2

         Item 1. Description of Registrant's Securities to be Registered.

         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. (the "Registrant") on December 21, 1987 (the "Original Form 8-A") relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement dated as of December 16, 1987 (the "Original Rights Agreement") between the Registrant and Manufacturers Hanover Trust Company. The Original Form 8-A is hereby incorporated by reference herein.

         On December 2, 1997, the Board of Directors of the Registrant (the "Board") approved and adopted the Amended and Restated Rights Agreement dated December 2, 1997 (the "Amended Rights Agreement") between the Registrant and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent.

         A new amended and restated plan was adopted in the normal course of updating and extending the predecessor stockholder rights plan, which was adopted in December of 1987 and is scheduled to expire on December 16, 1997, and not in response to any acquisition proposal.

         In the Amended Rights Agreement, the Registrant has extended the expiration date of its rights plan to December 2, 2007, and has amended it to reflect prevailing shareholder rights plan terms. These amendments include: (i) the threshold beneficial ownership level of the common stock, par value $1.33 1/3, of the Company (the "Common Stock") that triggers the "flip-in" feature of the Rights has been lowered from 25% to 15%; (ii) the threshold beneficial ownership level of Common Stock that triggers the "flip-over" feature of the Rights has been lowered from 20% to 15%; (iii) the threshold beneficial ownership level of Common Stock that triggers the exercisability of the Rights has been lowered from 25% to 15%; and (iv) the threshold beneficial ownership level of Common Stock sought in a commenced or in an announced tender or exchange offer that triggers the exercisability of the Rights has been lowered from 30% to 15%.

         A copy of the Amended Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

         Item 2. Exhibit.

         1. Form of Amended and Restated Rights Agreement dated as of December 2, 1997 between the Registrant and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 2, 1997).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         MERRILL LYNCH & CO., INC.


                                         By:  /s/ Gregory T. Russo
                                             -----------------------------------
                                              Name:    Gregory T. Russo
                                              Title:   Secretary

Date: December 3, 1997